For Immediate Release
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   Oman Government Approves Alfa International Holdings Corp?s
                      Omagine Project
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     NEW YORK, April 24, 2007 -- Alfa International Holdings
Corp. (OTC BB: AHDS.OB - News) today announced that on April 18, 2007 it's wholly owned subsidiary Journey of Light, Inc. ("JOL") received a letter (the "Offer Letter") from the Oman Government stating in relevant part: "The Ministry would like to receive your written acceptance that the Ministry letter of the 26th March as supplemented by this letter shall be the basis to proceed and the Government shall then commence with producing a draft Agreement for your comments."

     As recently disclosed in Alfa's public filings with the SEC, JOL, on March 26, 2007, received a letter (the "Approval Letter") from the Minister of Tourism notifying JOL that the Government of Oman had approved the development of the Omagine Project. The Approval Letter specified certain commercial terms to be incorporated into the Development Agreement and JOL and its attorneys discussed these terms with the relevant Government officials. The Offer Letter amended some important terms of the Approval Letter to JOL's satisfaction. As requested by the Government, JOL sent its written acceptance to the Ministry of Tourism on April 23, 2007 stating that the Approval Letter and the Offer Letter shall be the basis on which to proceed with the drafting of the Development Agreement. JOL is expecting to receive a draft development agreement from the Government shortly and management will be in Oman during early May 2007 to finalize the commercial terms and the documentation of the Development Agreement.

     Alfa's president, Frank J. Drohan, remarked, "We are tremendously pleased with the progress of events to date. JOL's management, its attorneys and Alfa's Board of Directors look forward to finalizing the Development Agreement with the Government and starting the final design and construction of Omagine. We believe that the few remaining minor ambiguous terms and conditions can be expeditiously resolved in the Development Agreement to the satisfaction of all parties. We are delighted with the steady progress JOL has made with its plans for developing the Omagine Project in Oman at a presently estimated cost of construction of $U.S. 1.6 billion dollars. We look forward together with our strategic partner J&P to delivering a truly world-class development in Oman of which the Government and the Omani people will be proud."

     Omagine is proposed to be developed by Omagine LLC ( a company to be owned jointly by JOL and J&P ). As presently contemplated, JOL will own eighty-five percent (85%) of Omagine LLC, J&P will own fifteen percent (15%) of Omagine LLC, and the Government will not own any equity of Omagine LLC. The development site is one million square meters (equal to approximately 245 acres) of beachfront land facing the Gulf of Oman just west of the capital city of Muscat and nearby the Seeb International Airport. The Omagine Project is planned to be an integration of cultural, heritage, educational, entertainment and residential components, including: a "high culture" theme park containing seven pearl shaped buildings, each approximately 60 feet in diameter and associated exhibition buildings (collectively, the "Landmark"); a five star resort hotel; a four star hotel; a boardwalk; an open air amphitheater and stage; a canal and enclosed harbor area; boat slips; commercial office buildings; shopping and retail establishments; restaurants and open space green areas. Additionally, Omagine, as presently conceived, includes the construction and sale by Omagine LLC of approximately 3,900 residences consisting of a combination of villas, town homes and apartments. Joannou & Paraskevaides (Overseas) Ltd. ("J&P"), an Athens based general contractor (www.jandp-group.com), and JOL have a written agreement with respect to J&P's participation as an investor in Omagine LLC and as the contractor for the Omagine Project. Present estimates of projected future results (The Projected Financial Model) predict an internal rate of return ("IRR") for the Omagine Project of 20% and net positive cash flows in excess of USD $600 million (the "Projected Future Cash Flows") over the five year period immediately subsequent to the signing of the Development Agreement. As of the date hereof, the "net-present-value" of such Projected Future Cash Flows is estimated and projected to be approximately USD $300 million.

About Alfa International Holdings Corp.
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Alfa International Holdings Corp. (OTC BB: AHDS.OB) conducts all its real-estate development business activities through its wholly owned subsidiary JOL. JOL is a real-estate development, entertainment and hospitality company focusing on Middle Eastern development opportunities resulting from the recent aggressive growth strategies adopted by governments in the hyper-wealthy Persian Gulf region. These governments are seeking to diversify their economies through mega projects that create tourist destination hot spots. The Middle East is one of the fastest growing tourist destinations in the world and this little known fact combined with relentlessly rising prices for oil and natural gas has created a "perfect storm" of enormous financial resources combined with superb development opportunities.

For all Alfa's investor relations needs, investors are asked to visit Alfa's IR Hub at http://www.agoracom.com/IR/Alfa where they can post questions and receive answers within the same day, or simply review questions and answers posted by other investors. Alternatively, investors are able to e-mail all questions and correspondence to AHDS@agoracom.com where they can also request addition to the investor e-mail list to receive all future press releases and updates in real time. Visit Alfa's website at www.alfacorp.net; JOL?s website at www.journey-of-light.com and Omagine's website at www.omagine.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of Alfa's business include but are not limited to: final negotiations of the development agreement with the Government of Oman; fluctuations in financial results, availability and customer acceptance of Alfa's and JOL's products and services, and the impact of competitive products, services and pricing, general market trends and conditions, and other risks detailed in the Company's SEC reports.

Contact:
Alfa International Holdings Corp.
Corporate Inquiries
Frank J. Drohan, President & CEO
(212) 563-4141